Exhibit 99.2

News

FOR IMMEDIATE RELEASE

Contact:
Frances G. Laserson
Vice President
Corporate Communications
+1.212.553.7758
fran.laserson@moodys.com

Michael D. Courtian
Vice President
Investor Relations/Corporate Finance
+1.212.553.7194
michael.courtian@moodys.com

MOODY’S CORPORATION NAMES LINDA S. HUBER
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

New York, May 12, 2005 — Moody’s Corporation (NYSE:MCO) announced today that Linda S. Huber will join the company on May 16, 2005 as Executive Vice President and Chief Financial Officer, reporting to Raymond W. McDaniel, Jr., Chairman and Chief Executive Officer. Ms. Huber will oversee Moody’s global finance activities, and she will also have executive responsibility for the company’s corporate development and human resources functions. She is succeeding Jeanne Dering, who has been named Executive Vice President — Global Regulatory Affairs and Compliance.

Prior to joining Moody’s, Ms. Huber was Executive Vice President and Chief Financial Officer at U.S. Trust Company, a subsidiary of Charles Schwab & Company, Inc., since 2003. In that role, her responsibilities included finance, strategy and planning, risk management, and the corporate secretary’s office.

“Linda Huber is recognized as a strong financial executive with exceptional leadership skills,” said Ray McDaniel. “Her substantial experience in financial markets and corporate strategy will make an excellent fit with our management team and will be an asset for our shareholders.”

“Moody’s has delivered outstanding financial performance in the recent past and has an excellent future ahead of it. I am very pleased to be a part of a company that is so committed to providing value to its customers and its shareholders,” said Ms. Huber.

Prior to her position at U.S. Trust, Ms. Huber was Managing Director at Freeman & Co., where she headed up the financial services practice from 1998 until 2003. She served PepsiCo as Vice President of Corporate Strategy and Development from 1997 until 1998, and as Vice President and Assistant Treasurer from 1994 until 1997. Ms. Huber held positions at Bankers Trust Company from 1991 until 1994 and at First Boston Corporation from 1986 through 1990. She also held the rank of Captain in the U.S. Army where she served from 1980 to 1984. During her years of military service, Ms. Huber received two Meritorious Service Medals.

Ms. Huber holds a Master of Business Administration from Stanford Graduate School of Business and a Bachelor of Science in Finance from Lehigh University.

Moody’s Corporation (NYSE: MCO) is the parent company of Moody’s Investors Service, a leading provider of credit ratings, research and analysis covering debt instruments and securities in the global capital markets, and Moody’s KMV, a leading provider of credit risk processing and credit risk management products for banks and investors in credit-sensitive assets serving the world’s largest financial institutions. The corporation, which reported revenue of $1.4 billion in 2004, employs approximately 2,500 people worldwide and maintains offices in 19 countries. Further information is available at www.moodys.com.